Exhibit 10.23.2

FORM OF
CASH PERFORMANCE INCENTIVE AWARD
PURSUANT TO THE PHH CORPORATION
2014 EQUITY AND INCENTIVE PLAN

THIS AWARD (including the related Terms and Conditions) is made as of the Grant Date by PHH CORPORATION (the “Company”) to _______________ (the “Participant”) subject to acceptance by the Participant.

Upon and subject to the provisions of the Plan and the Terms and Conditions attached hereto and incorporated herein by reference, the Company hereby awards as of the Grant Date to the Participant this Cash Performance Incentive Award (the “Award”). Underlined and capitalized terms in Paragraphs A through E below shall have the meanings ascribed to them therein or in the Plan.

A.	Grant Date: ______________, 2018.

B.	Plan Under Which Granted: PHH Corporation 2014 Equity and Incentive Plan (the “Plan”).

C.	Performance Based Cash: The target amount of Performance Based Cash subject to the Award shall be __________________ Dollars ($_____), subject to the terms hereof.

D.
Vesting Schedule:    The Performance Based Cash shall vest, if at all, in accordance with Schedule 1 attached hereto. Performance Based Cash that becomes vested in accordance with Schedule 1 is “Vested Cash.”

E.
Payment of Vested Cash: Subject to the attached Terms and Conditions, cash payments of the applicable Vested Cash are to be made on a date selected by the Company that is no later than 60 days following the date specified in Schedule 1, but no later than March 15 of the calendar year immediately following the calendar year in which the Grant Date occurs.

IN WITNESS WHEREOF, the Company and the Participant have executed this Award as of the Grant Date set forth above.

PARTICIPANT:                PHH CORPORATION

By: _____________________________
__________________________
Signature of Participant            Title: ____________________________

TERMS AND CONDITIONS TO THE
PHH CORPORATION
CASH PERFORMANCE INCENTIVE AWARD

1.Payment.

(a)    Vested Cash, if any, shall be paid in cash and reduced by applicable withholding.

(b)    Notwithstanding anything in the Plan or any other agreement (written or oral) to the contrary, if the total payments to be paid to a Participant hereunder, along with any other compensation provided to the Participant, would result in the Participant being subject to the excise tax imposed by Code Section 4999, the Company shall reduce the aggregate compensation to the largest amount which can be paid to the Participant without triggering the excise tax, but only if and to the extent that such reduction would result in the Participant retaining larger aggregate after-tax compensation. The determination of the excise tax and the aggregate after-tax compensation to be received by the Participant will be made by the Company. If compensation is to be reduced, the compensation to be provided latest in time will be reduced first and if compensation is to be provided at the same time, non-cash compensation will be reduced before cash compensation. It is possible that after the determinations and selections made pursuant to this Subsection the Participant will receive compensation in the aggregate more than the amount provided under this Subsection (“Overpayment”) or less than the amount provided under this Subsection (“Underpayment”).

In the event that: (A) the Company determines, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Company believes has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Participant shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Participant’s receipt of the Overpayment until the date of repayment.

In the event that: (C) the Company, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred or (D) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Participant together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Participant until the payment date.

2.Clawback. Notwithstanding anything herein to the contrary, this Award and any cash paid pursuant to this Award is expressly subject to any “clawback policy” now or hereafter adopted by the Board of Directors or its designee, as may be amended from time to time, or any recoupment permitted or required by law.

In addition, until such time subsequent to the Grant Date that the Company adopts a “clawback policy” that is applicable to the Participant that expressly supersedes this paragraph, this Award shall be forfeited and the Participant shall be obligated to repay to the Company any cash previously paid under this Award if the Committee determines in good faith (a) that the Participant has violated the terms of any non-competition, non-solicitation, non-disclosure, or other restrictive covenant agreement with the Company and/or one or more of its Affiliates or (b) that, within three (3) years of the date the Vested Cash is paid pursuant to this Award, the Participant (i) experiences a termination of employment for Cause, or the Committee determines after a termination of employment that the Participant’s employment could have been terminated for Cause, (ii) engaged in conduct that causes material financial or reputational harm to the Company or any of its Affiliates, (iii) provided materially inaccurate information related to publicly reported financial statements of the Company and its Affiliates, (iv) improperly, or with gross negligence, failed to identify, assess or report risks material to the Company or its Affiliates that were within the scope of the Participant’s responsibility and of which the Participant was aware or should have been aware based on facts reasonably available to the Participant, or (v) violated the Company’s Code of Business Ethics and Conduct, is under investigation for a regulatory matter due to gross negligence or willful misconduct in the performance of the Participant’s duties for the Company and its Affiliates, or otherwise engaged in gross misconduct with respect to the Company and its Affiliates.

3.Governing Laws. This Award shall be construed, administered and enforced according to the laws of the State of Maryland.

4.Successors. This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

5.Notice. Except as otherwise specified herein, all notices and other communications required or permitted under this Award shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Award shall be given to the parties hereto at the following addresses: to the Company (attention of the General Counsel), at the principal office of the Company or at any other address as the Company, by notice to Participant, may designate in writing from time to time; and to Participant, at Participant’s address as shown on the records of the Company, or at any other address as Participant, by notice to the Company, may designate in writing from time to time.

6.Severability. In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

7.Entire Agreement. Subject to the terms and conditions of the Plan, this Award expresses the entire understanding and agreement of the parties with respect to the subject matter. The Committee shall have full and conclusive authority to interpret the Award and to make all other determinations necessary or advisable for the proper administration of the arrangement reflected by this Award. The Committee’s interpretations and determinations in this regard shall be final and binding on the Participant.

8.Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award.

9.Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

10.Definitions. Except as provided below, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. The following capitalized terms shall have the following meanings:

(a)    “Cause” means any one of the following: (1) a material failure of the Participant to substantially perform the Participant’s duties with the Company or its Affiliates (other than failure resulting from incapacity due to physical or mental illness); (2) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its Affiliates; (3) conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (4) repeated instances of negligence in the performance of the Participant’s job or any instance of gross negligence in the performance of the Participant’s duties as an employee of the Company or one of its Affiliates; (5) any breach by the Participant of any fiduciary obligation owed to the Company or any Affiliate or any material element of the Company’s Code of Business Ethics and Conduct or other applicable workplace policies; or (6) failure by the Participant to perform Participant’s job duties for the Company or any Affiliate to the best of Participant’s ability and in accordance with reasonable instructions and directions from the Board of Directors or its designee, and the reasonable workplace policies and procedures established by the Company or any Affiliate, as applicable, from time to time.

(b)    “Disability” means the Participant is (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and its Affiliates.

(c)    “Good Reason” means any one of the following: (1) a material diminution in the Participant’s base compensation (from the amount in effect on the date of the applicable Change in Control); (2) a material diminution in authority, duties, or responsibilities of the Participant; (3) a material diminution in the budget over which the Participant retains authority; (4) a material change in the geographic location at which the Participant is required to perform services; or (5) any other action or inaction that constitutes a material breach of this Award; provided, however, that for the Participant to be able to resign for “Good Reason,” the Participant must give the Company notice of the above conditions within 90 days after the condition first exists, the Company must not have not remedied the condition within 30 days after receiving written notice, and the Participant must resign within 60 days after the Company’s failure to remedy.

11.Committee Discretion. The Committee may exercise discretion to reduce the amount payable under this Award only prior to the occurrence of a Change in Control. Such discretion may be exercised based on the factors the Committee deems necessary or appropriate in its sole and absolute discretion. Notwithstanding the foregoing, the implementation of any adjustment to an Award shall be made pursuant to parameters established by the Committee prior to the Change in Control, if any.

SCHEDULE 1
PHH CORPORATION
2014 EQUITY AND INCENTIVE PLAN
CASH PERFORMANCE INCENTIVE AWARD

Vesting Schedule

I.    The Performance Based Cash under this Award shall vest, if at all, on December 31, 2018, to the extent provided in the chart below based on satisfaction of the performance criteria contained therein (the “Performance Criteria”) and provided that the Participant remains employed with the Company or an Affiliate through such date. The period from the Grant Date to December 31, 2018 is the “Employment Period”.

Performance Criteria	Weight	Performance Levels
			Not Met	Met
[***]	33 1/3%	Performance =>	[***]	[***]
		% Vesting	0%	100%
[***]	33 1/3%	Performance =>	[***]	[***]
		% Vesting	0%	100%
[***]	33 1/3%	Performance =>	[***]	[***]
		% Vesting	0%	100%

[***]

[***]

__________________
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Except as otherwise provided herein, the Vested Cash under this Part I shall be paid as soon as practicable following the last day of the Employment Period, but no later than March 15 of the calendar year immediately following the calendar year in which the Grant Date occurs.

II.    Notwithstanding Part I, subject to the other terms of this Award, upon the Participant’s Separation from Service due to a termination of employment by the Company and its Affiliates without Cause prior to the last day of the Employment Period, the Participant will remain entitled to receive the full amount of the Performance Based Cash that becomes Vested Cash based on achievement of the Performance Criteria for the Employment Period.

Notwithstanding Part I, subject to the other terms of this Award, upon a Change in Control prior to the last day of the Employment Period, all of the Performance Criteria shall be considered “Met”.

Notwithstanding Part I, subject to the other terms of this Award, upon (A) the Participant’s Separation from Service due to (i) a termination of employment by the Company and its Affiliates without Cause or (ii) resignation for Good Reason, either of which follows a Change in Control, or (B) the Participant’s death or Disability during the Participant’s service with the Company and its Affiliates, either, prior to the last day of the Employment Period, all of the Performance Criteria shall be considered “Met”. Such Vested Cash will be paid within 60 days of such Separation from Service, death or Disability.

III.    Except as otherwise provided in this Vesting Schedule, any Performance Based Cash shall be forfeited at the time the Participant’s service with the Company and its Affiliates ceases, regardless of the reason and there shall be no proration for partial service.

IV.    Notwithstanding anything in this Award to the contrary, if the Participant has not signed a restrictive covenant agreement in a form acceptable to the Company by no later than 30 days after the Grant Date, the Award shall be forfeited.